Exhibit 4.3

THIRD AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

This Third Amended and Restated Stockholders’ Agreement (this “Agreement”) is made and entered into as of June 28, 2005 (the “Effective Date”), by and among Rubicon Technology, Inc., a Delaware corporation (the “Corporation”), those stockholders on the signature pages hereto, and those stockholders listed on Schedule I hereto (hereinafter sometimes referred to individually as “Stockholder” and collectively as the “Stockholders”).

RECITALS

A. The Stockholders are the owners of (i) all of the issued and outstanding shares of Series A Preferred Stock, par value $0.001 per share, of the Corporation (the “Series A Preferred Stock”); (ii) all of the issued and outstanding shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series B Preferred Stock”), (iii) all of the issued and outstanding shares of Series C Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series C Preferred Stock”); (iv) all of the issued and outstanding shares of Series D Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series D Preferred Stock,” and collectively with the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, the “Preferred Stock”); and (v) all of the issued and outstanding shares of Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”);

B. The Corporation and the Stockholders believe that it is in the best interests of each of them to make provisions for the future disposition of the Stock and other matters with respect to the governance of the Corporation;

C. The Corporation and certain of the Stockholders entered into that certain Amended and Restated Stockholders’ Agreement, dated May 28, 2004 (as the same may have been amended or modified from time to time, the “Prior Stockholders’ Agreement”);

D. Simultaneously with the execution and delivery of this Agreement, the Corporation and certain of the Stockholders are executing and delivering that certain Series D Offering Omnibus Amendment, Waiver and Authorization, dated of even date herewith, whereby such Stockholders representing more than fifty percent (50%) of the issued and outstanding shares of each of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock agreed to amend and restate the Prior Stockholders’ Agreement upon the terms and conditions set forth herein; and

E. The parties hereto desire to amend and restate the Prior Stockholders’ Agreement in its entirety pursuant to the terms and conditions of this Agreement.

AGREEMENTS

In consideration of the recitals and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

RUBICON TECHNOLOGY, INC.	-1-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

1.	DEFINITIONS

As used herein, the following capitalized terms shall have the meanings as set forth below:

1.1. “Act” shall mean the Delaware General Corporation Law, as amended.

1.2. “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term “control,” as used in the immediately preceding sentence, means the right to exercise, directly or indirectly, more than twenty percent (20%) of the voting rights of the controlled Entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Entity.

1.3. “Agreement” shall mean this Third Amended and Restated Stockholders’ Agreement, dated as of the date set forth in the preamble of this Agreement, as originally executed and as amended, modified or supplemented from time to time. Words such as “herein,” “hereafter,” “hereof,” “hereto,” “hereby,” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole unless the context otherwise requires.

1.4. “Board of Directors” shall mean the Board of Directors of the Corporation.

1.5. “Certificate of Incorporation” shall mean the Sixth Amended and Restated Certificate of Incorporation of Rubicon Technology, Inc. as filed with the Secretary of State of the State of Delaware, and as amended or restated from time to time.

1.6. “Code” shall mean the United States Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

1.7. “Director” shall mean any person who is elected a member of the Board of Directors.

1.8. “Disability” or “Disabled”; a Stockholder that is an employee of the Corporation or any Affiliate of the Corporation, shall be considered “Disabled,” if, in the judgment of a licensed physician mutually acceptable to the Board of Directors and the Stockholder, the Stockholder is unable to perform his duties as an employee of the Corporation or such Affiliate by reason of a medically determinable physical or mental impairment which can be expected to be permanent, and which has lasted for a continuous period of not less than one hundred eighty (180) days.

1.9. “Entity” shall mean any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or any other organization of Persons.

1.10. “Investor” shall mean each holder of Preferred Stock as identified on Schedule I hereto.

RUBICON TECHNOLOGY, INC.	-2-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

1.11. “Majority of Each Series” shall mean the vote of or consent by a majority of the issued and outstanding shares the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, each voting or consenting separately as a series.

1.12. “Percentage Interest” shall mean, for any Stockholder, the percentage interest of such Stockholder in the Corporation computed as one hundred (100) times a fraction, the numerator of which is the sum of the number of shares of Common Stock held by such Stockholder and the number of shares of Common Stock issuable upon conversion of the Preferred Stock held by such Stockholder, and the denominator of which is the sum of the number of shares of Common Stock then issued and outstanding and the number of shares of Common Stock issuable upon conversion of all of the Preferred Stock then issued and outstanding.

1.13. “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

1.14. “Proportionate Portion” means the portion of the Stock available for purchase by an Investor under Section 2.3 which shall be determined by multiplying the total number of shares of Stock available for purchase by a fraction, the numerator of which is the number of shares of Stock owned by an Investor (or, in the case of Preferred Stock, the number of shares of Common Stock issuable upon conversion of such Preferred Stock) who exercises an option to purchase a portion of such shares of Stock and the denominator of which is the total number of shares of Stock (or, in the case of Preferred Stock, the number of shares of Common Stock issuable upon conversion of such Preferred Stock) owned by all Investors entitled to purchase such shares of Stock.

1.15. “Stock” shall mean the Common Stock, the Preferred Stock and any other securities into which or for which any of the Preferred Stock or the Common Stock may be converted or exchanged pursuant to a plan or recapitalization, reorganization, merger, sale of assets or otherwise.

1.16. “Stockholder” shall mean each of the parties who executes a counterpart of this Agreement as a Stockholder and each of the parties who may hereafter become Stockholders. If a Person is a Stockholder immediately prior to the purchase or other acquisition by such Person of Stock, such Person shall have all the rights and obligations of a Stockholder with respect to such purchased or otherwise acquired Stock, provided that such party or person has not disposed of his or its entire interest in the Corporation pursuant to Section 2 hereof.

1.17. “Termination Event” means, with respect to an employee of the Corporation or any Affiliate of the Corporation, the termination of such employee’s employment with the Corporation or any Affiliate of the Corporation, for cause as determined by the Board of Directors in its sole and absolute discretion (including the voluntary termination of such employee’s employment in anticipation of an involuntary termination for cause).

RUBICON TECHNOLOGY, INC.	-3-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

1.18. “Transfer” shall mean any sale, exchange, assignment, transfer, mortgage, pledge, encumbrance, hypothecation, disposition, gift, devise, bequest, or other disposition or grant of rights or interests, whether voluntarily or involuntarily, by operation of law or otherwise.

2.	TRANSFERABILITY

2.1. Transfer of Stock.

(a) General. Except for Permitted Transfers (as defined in Section 2.2(a) below), no Stockholder may Transfer any Stock without the prior written consent of the Board of Directors, which consent shall include the consent of at least the Preferred A Director (as defined herein), both Preferred B Directors (as defined herein) and the Series C Director (as defined herein). The Corporation will not cause or permit the Transfer of any Stock to be made on its books except in accordance with the terms hereof.

(b) Transfers to Competitors. Without limiting the generality of Section 2.1(a) above, no Stockholder may Transfer any Stock to any Person engaged in any business that is, in the sole and absolute opinion of the Board of Directors made at a meeting or by written consent including the Preferred A Director, both Preferred B Directors and the Preferred C Director, competitive with the business of the Corporation or any of its Affiliates.

(c) Compliance with Securities Laws. Notwithstanding anything in this Agreement to the contrary, no Stockholder shall Transfer any Stock or interests therein except pursuant to an effective registration statement filed under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), and any applicable state or foreign securities laws, or until the Corporation is satisfied that the registration of such Transfer is not required under the Securities Act and any applicable state and foreign securities laws because of available exemptions from such registration requirements and nothing herein shall be construed to require the Corporation to register such Stock pursuant to the Securities Exchange Act of 1934, as amended, or any other federal, state or foreign securities laws.

(d) Transfer Legend. Each certificate issued to a Stockholder shall have a legend, in substantially the following form, conspicuously written, printed, typed, or stamped on its face, or upon the reverse with a conspicuous reference to such legend on its face:

“The shares represented by this certificate are subject to the terms and conditions of the Third Amended and Restated Stockholders’ Agreement, dated as of June 28, 2005, as may be amended, restated or otherwise modified from time to time. The shares represented by this Certificate may not be sold, transferred, or otherwise disposed of except in accordance with said Amended and Restated Stockholders’ Agreement.”

Concurrently with the execution of this Agreement, each Stockholder shall deliver to the Corporation the certificates representing the Stockholder’s Stock in order to allow the Corporation to delete any legend referring to the Prior Stockholders’ Agreement and to include the legend prescribed above.

RUBICON TECHNOLOGY, INC.	-4-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

2.2. Permitted Transfers.

(a) Permitted Transfers. For purposes of this Agreement, the following shall be considered “Permitted Transfers”:

(i) with respect to each Stockholder who is a natural person:

(1) any Transfer of Stock to an inter-vivos trust created by such Stockholder for the primary benefit of one or more of (i) such Stockholder, (ii) such Stockholder’s spouse, (iii) such Stockholder’s parents, siblings, descendants or the descendants of any of the foregoing, and (iv) such Stockholder’s spouse’s parents, siblings, descendants or the descendants of any of the foregoing, which pursuant to the governing instruments of such trust, cannot be distributed other than to said Stockholder during said Stockholder’s lifetime;

(2) any other Transfer of Stock for estate planning purposes approved by the Board of Directors, which pursuant to the governing instruments for such Transfer, cannot be distributed other than to said Stockholder during said Stockholder’s lifetime;

(3) any testamentary Transfer of Stock to or for the benefit of such Stockholder’s spouse, parent or descendants; or

(4) a Transfer to the Corporation (to the extent permitted under this Agreement).

(ii) with respect to the Investors:

(1) a Transfer to the general or limited partner(s) or an Affiliate of an Investor;

(2) a Transfer to the Corporation (to the extent permitted pursuant to this Agreement); or

(3) a Transfer to another Investor;

(iii) with respect to any Stockholder, a Transfer in compliance with Sections 2.3 and 2.4 or a Transfer to a charitable institution approved under Section 501(c)(3) of the Code.

(b) Status of Permitted Transferee. In connection with any Permitted Transfer, the transferee (the “Permitted Transferee”) shall be required to execute such documents as the Corporation shall reasonably request agreeing to be bound by this Agreement as a “Stockholder” hereunder (and, in the case of any holder of Preferred Stock, as an “Investor” hereunder).

RUBICON TECHNOLOGY, INC.	-5-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

(c) Transfer of Certificates. With respect to any Permitted Transfer, certificates evidencing Stock may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer, the Corporation may accept such evidence of a transfer of interest as they consider appropriate in its sole and absolute discretion.

2.3. Right of First Refusal for Transfer of Stock.

(a) Transfers Subject to First Refusal Rights.

(i) Transfer by Stockholders. In the event that any Stockholder wishes to Transfer any or all of such Stockholder’s Stock (other than a Permitted Transfer under Section 2.2(a)(i) or Section 2.2(a)(ii) and regardless of the class of such Stock), such Stockholder shall first offer to sell such Stock to the Investors and then to the Corporation upon the terms and conditions, and in the manner, herein provided.

(ii) Terminology. For purposes of this Section 2.3, the Stockholder offering to sell the Stock shall be referred to as the “Offeror” and the Investors or the Corporation, as the case may be, receiving an offer pursuant to this Section 2.3 shall be referred to as the “Offeree” or “Offerees,” as applicable.

(b) Procedure for Right of First Refusal.

(i) Any Offeror desiring to Transfer Stock (other than pursuant to a Permitted Transfer) shall give notice in writing to the Offeree or Offerees in accordance with clause (ii) or (iii) of this Section 2.3(b), as the case may be, stating his or its bona fide intention to Transfer such Stock, the name of the prospective transferee, the Stock to be sold or transferred (the “Offered Stock”), and the purchase price at or consideration for and the other material terms and conditions for which such Offered Stock is proposed to be transferred (for purposes of this Section 2.3(b), the “Notice”).

(1) In the event that the proposed Transfer is for no consideration, the purchase price for purposes of this Section 2.3(b) shall be (x) the fair market value of the Offered Stock, as agreed upon by the Offeror and the Offerees; or (y) if the Offeror and the Offerees cannot agree within ten (10) days of receipt of the Notice, the fair market value of the Offered Stock, as determined by an independent valuation firm selected by the Majority of Each Series.

(2) To the extent that the proposed Transfer includes consideration other than cash or cash equivalents (including, but not limited to, promissory notes), the purchase price for purposes of this Section 2.3(b) shall include (x) the fair market value of the non-cash portion of the proposed consideration, as agreed upon by the Offeror and the Offerees; or (y) if the Offeror and the Offerees cannot agree within ten (10) days of receipt of the Notice, the fair market value of the non-cash portion of the proposed consideration, as determined by an independent valuation firm selected by the Majority of Each Series.

RUBICON TECHNOLOGY, INC.	-6-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

(ii) Prior to any Transfer of Offered Stock by an Offeror, the Offeror shall deliver the Notice to the Investors and the Corporation. Upon receipt of the Notice, each of the Investors shall have the first right and option, exercisable for a period of thirty (30) calendar days from the date of receipt of the Notice, to purchase up to the number of shares of Offered Stock equal to such Investor’s Proportionate Portion at the price and on the same terms and conditions as set forth in the Notice. Each Investor wishing to exercise such right shall, within the notice period set forth above, notify the Offeror and the Corporation, in writing, of the number of shares of Offered Stock he or it wishes to purchase at the price set forth in the Notice. Failure by an Investor to respond to the Notice within the thirty (30) day period shall be deemed to constitute a notification to the Offeror of such Investor’s decision not to exercise his or its first right and option to purchase the Offered Stock. If the responding Investors have not elected to purchase, in the aggregate, all of the Offered Stock pursuant to this subsection (ii) or subsection (iii) below, the Corporation shall have the right and option, exercisable for a period of ten (10) calendar days following the expiration of the Option Period (as defined below), to purchase all, but not less than all, of the remaining Offered Stock at the price and on the same terms and conditions as set forth in the Notice.

(iii) If options to purchase all of such Offered Stock are effectively exercised hereunder, the Corporation shall notify the Offeror of that fact. Immediately upon receipt of notice that all the shares are to be purchased, the Offeror shall deliver to the purchasing Offeree or Offerees (or the stock transfer agent of the Corporation), as the case may be, a proper assignment in blank for such shares with signatures properly guaranteed and with such other documents as may be required by the Secretary of the Corporation to provide reasonable assurance that each necessary endorsement is genuine and effective, in exchange for payment by the purchasing Offeree or Offerees representing the total purchase price. Any of the Offered Stock acquired by the purchasing Offerees pursuant to this Section 2.3(b) (excluding the Corporation), shall be subject to the provisions and restrictions of this Agreement. If any Offeree (other than the Corporation) fails to exercise its or his first right or option to purchase its or his Proportionate Portion of the Offered Stock pursuant to the terms and conditions of this Section 2.3(b) (the “Remaining Option”), then the Corporation shall notify each Exercising Optionee (as defined below) of the number of shares of Stock which each Exercising Optionee has elected to purchase, and, for a period of ten (10) days commencing upon receipt of such notice by the Exercising Optionees (the “Option Period”), any remaining Offeree (excluding the Corporation) giving timely notice of his or its desire to purchase its or his Proportionate Portion of the Offered Stock in accordance with subsection (ii) above (an “Exercising Optionee”) shall have the option to purchase those shares of Offered Stock subject to the Remaining Option in an amount mutually agreed upon by the Exercising Optionees; provided, however, if they cannot so agree, each will be entitled to purchase a ratable portion of the Offered Stock subject to the Remaining Option.

(iv) Unless all (but not less than all) of the Offered Stock to which the Notice refers is purchased in accordance with this Section 2.3(b), none of such Offered Stock shall be purchased by the Offeree or Offerees, as the case may be, any payment submitted by any Offeree shall be returned to it, and written notice shall be given to the

RUBICON TECHNOLOGY, INC.	-7-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

Offeror that the options hereunder have not been exercised with respect to all of the Offered Stock. The Offeror shall thereafter be permitted to Transfer all, but not less than all, of the Offered Stock to the Person or Persons named as prospective transferees in the Notice, in the manner described therein; provided, however, that the Offeror shall not Transfer such Offered Stock on terms more favorable to the purchaser than those specified in said Notice; and provided further, that any Offered Stock disposed of and sold to such transferees shall remain subject to the provisions and restrictions of this Agreement. If the Offeror does not complete such Transfer in accordance with the Notice within a sixty (60) day period following the receipt of notice that the first refusal rights set forth in this Section 2.3 have not been exercised in full, he or it shall be required again to comply with the provisions of this Section 2.3 before he or it may Transfer any Stock.

(v) In connection with any Transfer of Stock pursuant to this Section 2.3 to a transferee who is not a party to this Agreement, the transferee shall be required to execute such documents as the Corporation shall reasonably request agreeing to be bound by this Agreement as a “Stockholder” hereunder (and, in the case of any holder of Preferred Stock, as an “Investor” hereunder).

2.4. Co-Sale Right.

(a) If at any time any Stockholder (a “Selling Stockholder”) desires to Transfer all or any part of the Stock owned by him or it to any Person other than any other Stockholder or the Corporation (the “Buyer”) or pursuant to a Permitted Transfer, and such Selling Stockholder has complied with the provisions of Section 2.3 hereof, such Selling Stockholder shall give notice in writing to each of the Investors (the “Remaining Investors”) of his or its intention to proceed with the transaction as permitted pursuant to Section 2.3 hereof (the “Co-Sale Offer”). Each Remaining Investor shall have the right to sell to the Buyer, as a condition to the sale by the Selling Stockholder, at the same price per share and on the same terms and conditions as involved in the sale by such Selling Stockholder, up to a number of shares of Stock equal to the product of (i) the quotient determined by dividing the Percentage Interest of such Remaining Investor, by the aggregate Percentage Interest owned by the Selling Stockholder and all Remaining Investors electing to participate in such Transfer and (ii) the number of shares of Stock to be sold in the contemplated Transfer. For purposes of the foregoing, unless the Selling Stockholder is selling Preferred Stock or the Buyer agrees to purchase Preferred Stock from the Remaining Investors, the Remaining Investors may only sell Common Stock. Furthermore, if the Selling Stockholder is selling shares of Preferred Stock of any given series, the Remaining Investors’ co-sale rights granted pursuant hereto shall be limited to participating in the sale of only that series proposed to be sold by the Selling Stockholder.

(b) Each Remaining Investor wishing to participate in any sale under this Section 2.4 shall notify the Selling Stockholder in writing of such intention as soon as practicable after such Remaining Investor’s receipt of the Co-Sale Offer made pursuant to Section 2.4(a), and in any event not later than ten (10) days after the date the Co-Sale Offer was made.

(c) The Selling Stockholder and the participating Remaining Investors shall sell to the Buyer all, or at the option of the Buyer, any portion of the Stock proposed to be sold

RUBICON TECHNOLOGY, INC.	-8-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

by them at the price and upon other terms and conditions not more favorable to the Buyer than those in the Co-Sale Offer provided by such Selling Stockholder pursuant to Section 2.4(a) above; provided, however, that any purchase of less than all of such Stock by the Buyer shall be made from any Remaining Investor and the Selling Stockholder pro rata based upon the relative number of shares of the Stock that such Selling Stockholder and each Remaining Investor is otherwise entitled to sell pursuant to Section 2.4(a). The Selling Stockholder will not sell any shares of Stock to the Buyer if such Buyer refuses to allow the participation of the Remaining Investors.

(d) In connection with any Transfer of Stock to a Buyer, the Buyer shall be required to execute such documents as the Corporation shall reasonably request agreeing to be bound by this Agreement as a “Stockholder” hereunder (and, in the case of any holder of Preferred Stock, as an “Investor” hereunder).

2.5. Death, Disability or Termination.

(a) In the event of (i) the death of a Stockholder that is a natural person, (ii) the Disability of a Stockholder that is an employee of the Corporation or any Affiliate of the Corporation or (iii) the occurrence of a Termination Event (any of (i), (ii) or (iii), a “Triggering Event”), the Corporation shall have the option, but not the obligation, to purchase from such Stockholder or his estate, heirs, beneficiaries, legal representatives, or successors in interest (collectively, the “Successors”) any or all Stock held by such Stockholder, the Successors and the Permitted Transferees of such Stockholder at a purchase price equal to (x) in the case of a Triggering Event pursuant to clauses (i) or (ii) above, the fair market value of such Stock as of the purchase date as determined by the Board of Directors in its sole and absolute discretion to the extent permitted by this Agreement or (y) in the case of a Triggering Event pursuant to clause (iii) above, $0.01 per share for such shares of Stock (appropriately adjusted for any stock split, stock dividend, combination or other recapitalization). Notwithstanding the foregoing, with respect to any shares of Common Stock: (x) that are subject to any equity restriction agreement between a Stockholder and the Corporation in effect as of the date hereof, or (y) that were acquired by a Stockholder pursuant to the exercise of options granted pursuant to any option plan authorized by the Board of Directors (the “Option Shares”), to the extent anything in this Section 2.5 conflicts with the applicable option or equity restriction agreement between the Corporation and such Stockholder, such option or equity restriction agreement shall govern the terms and conditions of the treatment of such Common Stock. The following additional provisions shall apply to any repurchase pursuant to this Section 2.5:

(i) The foregoing option shall be exercisable by the Corporation by written notice to the Stockholder, Successors or Permitted Transferees, as applicable, within one (1) year of the Triggering Event (in the case of Section 2.5 (i) and (ii)) and within One Hundred Eighty (180) days of the Triggering Event (in the case of Section 2.5 (iii)).

(ii) If the purchase price to be paid to the Stockholder, the Successors or the Permitted Transferees, as applicable, is, in the aggregate, in excess of One Hundred Thousand Dollars ($100,000), the Corporation may, in its sole option, pay all or any portion of such purchase price by delivering to the Stockholder, the Successors or the

RUBICON TECHNOLOGY, INC.	-9-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

Permitted Transferees, as applicable, one or more promissory notes which: (i) shall be payable in installments payable on the first three (3) anniversaries of the date of purchase, each installment consisting of one-third (1/3) of the principal amount of the note plus interest from the date of the note at a rate of interest equal to the “Applicable Federal Rate” (as defined in the Code) in effect at the time of purchase; (ii) shall permit pre-payment in whole or part at any time, without penalty; (iii) to the extent permitted by applicable law, shall be secured by a pledge of the purchased Stock; (iv) to the extent permitted by applicable law, shall provide for forgiveness of all outstanding principal and interest in the event of the dissolution or liquidation of the Corporation, in which event the Corporation will be deemed to have purchased only that portion of the Stock that is equal in proportion to the portion of the purchase price actually paid by the Corporation up to the date of such liquidation or dissolution; and (v) shall contain other details customary for promissory notes of this type.

(iii) If the purchase price to be paid to the Stockholder, the Successors or the Permitted Transferees, as applicable, is, in the aggregate, less than or equal to One Hundred Thousand Dollars ($100,000), the Corporation or the Investors, as applicable, shall pay such purchase price within sixty (60) calendar days of the exercise of the option set forth in this Section 2.5.

(b) To the extent the Corporation elects not to exercise its option to purchase from the Successors or Permitted Transferees any or all Stock transferred upon a Triggering Event, the Corporation shall provide written notice to each of the Investors of such election (the “Triggering Event Election Notice”). Upon receipt of the Triggering Event Election Notice, each of the Investors shall have the option, but not the obligation, exercisable for a period of ninety (90) calendar days from the date of receipt of the Triggering Event Election Notice, to purchase up to the number of shares of Stock transferred upon the Triggering Event in proportion to such Investor’s Proportionate Portion (with any remaining Stock transferred upon the Triggering Event that is not purchased by the other Investors similarly allocated among the Investors desiring to purchase more than his or its Proportionate Portion) on substantially the same terms as set forth in this Section 2.5 for the Corporation.

2.6. Non-Permitted Transfers; Transfers by Operation of Law.

In the event that a Transfer of Stock is effected by operation of law (including, but not limited to, bankruptcy or insolvency, or divorce and dissolution of marriage) other than by reason of the death or dissolution of a Stockholder (a “Non-Permitted Transfer”), then, subject to this Agreement, the Corporation shall have the option, but not the obligation, to purchase from any recipient of a Non-Permitted Transfer all Stock transferred pursuant to the Non-Permitted Transfer, at a purchase price equal to the product of (i) the fair market value of the shares of Stock of the transferring Stockholder immediately prior to such Non-Permitted Transfer, as determined by the Board of Directors in its sole and absolute discretion, multiplied by (ii) a fraction, the numerator of which is the number of shares of Stock transferred pursuant to the Non-Permitted Transfer and the denominator of which is the total number of shares of Stock held by the transferring Stockholder immediately prior to such Non-Permitted Transfer.

RUBICON TECHNOLOGY, INC.	-10-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

(a) The foregoing option shall be exercisable by written notice to the transferee of the Non-Permitted Transfer provided within one (1) year of the later of (i) the effective date of the Non-Permitted Transfer and (ii) the date upon which the Corporation acquires actual notice of the Non-Permitted Transfer.

(b) If the purchase price to be paid to the recipient of a Non-Permitted Transfer is in excess of One Hundred Thousand Dollars ($100,000), the Corporation may, at its sole option, pay all or any portion of such purchase price by delivering to the transferee a promissory note which: (i) shall be payable in installments payable on the first three (3) anniversaries of the date of purchase, each installment consisting of one-third (1/3) of the principal amount of the note plus interest from the date of the note at a rate of interest equal to the “Applicable Federal Rate” (as defined in the Code) in effect at the time of purchase; (ii) shall permit pre-payment in whole or part at any time, without penalty; (iii) to the extent permitted by applicable law, shall be secured by a pledge of the purchased Stock; (iv) to the extent permitted by applicable law, shall provide for forgiveness of all outstanding principal and interest in the event of the dissolution or liquidation of the Corporation, in which event the Corporation will be deemed to have purchased only that portion of the Stock that is equal in proportion to the portion of the purchase price actually paid by the Corporation up to the date of such liquidation or dissolution; and (e) shall contain other details customary for notes of this type.

(c) If the purchase price to be paid to the recipient of a Non-Permitted Transfer is less than or equal to One Hundred Thousand Dollars ($100,000), the Corporation shall pay such purchase price within sixty (60) calendar days of the exercise of the option set forth in this Section 2.6.

(d) To the extent the Corporation elects not to exercise its option to purchase from any recipient of a Non-Permitted Transfer any or all Stock transferred pursuant to the Non-Permitted Transfer, the Corporation shall provide written notice to each of the Investors of such election (the “Election Notice”). Upon receipt of the Election Notice, each of the Investors shall have the option, but not the obligation, exercisable for a period of ninety (90) calendar days from the date of receipt of the Election Notice, to purchase up to the number of shares of Stock transferred pursuant to the Non-Permitted Transfer in proportion to such Investor’s Proportionate Portion (with any remaining Stock transferred pursuant to the Non-Permitted Transfer that is not purchased by the other Investors similarly allocated among the Investors desiring to purchase more than his or its Proportionate Portion) on substantially the same terms as set forth in this Section 2.6 for the Corporation.

3.	PARTICIPATION RIGHTS ON SALE OF ADDITIONAL STOCK

(a) If, at any time and from time to time the Corporation should desire to issue any New Securities (as hereinafter defined), it shall give each Investor the first right to purchase such Investor’s Proportionate Portion (or any part thereof) of all of such offered New Securities on the same terms as the Corporation is willing to sell such New Securities to any other Person.

(b) Prior to any sale or issuance by the Corporation of any New Securities, the Corporation shall notify each Investor in writing of its intention to sell and issue such securities, setting forth the terms under which it proposes to make such sale (the “Participation Notice”).

RUBICON TECHNOLOGY, INC.	-11-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

Within ten (10) business days after receipt of the Participation Notice (the “Exercise Period”), each Investor shall notify the Corporation whether such Investor desires to exercise the option to purchase such Investor’s Proportionate Portion (or any part thereof) of the New Securities so offered. Within two (2) business days after the expiration of the Exercise Period, the Corporation shall notify in writing each Investor who elected to purchase its Proportionate Portion of the New Securities (each, an “Electing Investor”) of the aggregate number of offered New Securities that the Investors chose not to purchase (the “Over-Allotment Notice”). Each Electing Investor shall have the option to purchase, on a pro rata basis, that portion of the New Securities which such other Investors elected not to purchase (the “Over-Allotment Option”). Each Electing Investor shall notify the Corporation within five (5) business days after receipt of the Over-Allotment Notice (the “Over-Allotment Period”) whether such Electing Investor desires to exercise its or his Over-Allotment Option. In the event that the Investors purchase all of the New Securities to be offered by the Corporation under the Participation Notice, then a closing of the sale and issuance of the New Securities to the Electing Investors shall occur no later than the date set forth in the Participation Notice.

(c) After the expiration of the Over-Allotment Period, the Corporation may, during a period of ninety (90) days immediately following the end of the Exercise Period, sell and issue such New Securities as to which the Investors did not indicate a desire to purchase to another Person, upon the same terms and conditions as those set forth in the Participation Notice. In the event the Corporation has not sold the New Securities within said ninety (90) day period, the Corporation shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.

(d) For purposes of this Section 3, the term “New Securities” shall mean shares of Common Stock, shares of Preferred Stock of the Corporation or any other class of capital stock of the Corporation, whether or not now authorized, securities of any type that are convertible into shares of such capital stock and options, warrants, debt instruments or rights to acquire shares of such capital stock, other than the securities issued or issuable, as described in subsections (a) through (f), inclusive, of Section 4.2.5(E)(1)(iii) of the Certificate of Incorporation; provided, however, the approval required under subsection (f) of Section 4.2.5 of the Certificate of Incorporation shall specifically reference the waiver of the participation rights under this Section 3.

4.	TERMINATION OF TRANSFER RESTRICTIONS

Sections 2 and 3 of this Agreement shall terminate upon the earliest to occur of any one of the following events:

(a) The liquidation, dissolution or indefinite cessation of business operations of the Corporation;

(b) The execution by the Corporation of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Corporation;

RUBICON TECHNOLOGY, INC.	-12-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

(c) The Corporation’s consummation of a Qualified Public Offering (as defined in the Certificate of Incorporation); or

(d) The sale, conveyance or other disposal of all or substantially all of the Corporation’s property or business or the merger into or consolidation with any other Entity (other than a wholly-owned subsidiary Entity) or other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 4(d) shall not apply to a merger undertaken solely for the purpose of changing the domicile of the Corporation.

5.	INTENTIONALLY OMITTED

6.	DEFAULTS AND REMEDIES

6.1. Defaults.

If a Stockholder materially defaults in the performance of his or its obligations under this Agreement, and such default is not cured within ten (10) calendar days after written notice of such default is given by the Corporation or an Investor to the defaulting Stockholder for a default that can be cured by the payment of money, or within ten (10) calendar days after written notice of such default is given by the Corporation or an Investor to the defaulting Stockholder for any other default, then the non-defaulting Stockholders shall have the rights and remedies described in Section 6.2 hereunder in respect of the default.

6.2. Remedies.

If a Stockholder fails to perform his or its obligations under this Agreement, the Corporation and any other Stockholder shall have the right, in addition to all other rights and remedies provided herein, on behalf of himself or itself, the Corporation or the Stockholders, to bring the matter to arbitration as provided in Section 8.11. The award of the arbitrator in such a proceeding may include an order for specific performance by the defaulting Stockholder of his or its obligations under this Agreement, or an award for damages for payment of sums due to the Corporation or to a Stockholder.

7.	BOARD OF DIRECTORS

7.1. Nomination and Election of Directors.

(a) For so long as the holders of the Series A Preferred Stock are entitled separately as a series to elect directors pursuant to the terms of the Certificate of Incorporation, the holders of a majority of the Series A Preferred Stock shall have the right to designate one (1) nominee (the “Preferred A Director”) for election as a director of the Corporation. The Preferred A Director shall be elected solely by the holders of Series A Preferred Stock as provided in the Certificate of Incorporation. Each Stockholder who is a holder of Series A Preferred Stock hereby agrees that at each meeting of stockholders (or written consent in lieu thereof) at or by which directors are to be elected, such Stockholder shall vote all of its Series A Preferred Stock to elect, as a director of the Corporation, the Preferred A Director. Any vacancy caused by the death, resignation, removal or other cause of any Preferred A Director shall be filled by a

RUBICON TECHNOLOGY, INC.	-13-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

replacement designated and elected in accordance with the provisions contained in this subsection (a) with a vote of the holders of a majority of the shares of Series A Preferred Stock, voting separately as a single class.

(b) For so long as the holders of the Series B Preferred Stock are entitled separately as a series to elect directors pursuant to the terms of the Certificate of Incorporation, (i) Gazelle TechVentures Fund, L.P. shall have the right to designate one (1) nominee and KB Partners Venture Fund II, L.P. shall have the right to designate one (1) nominee (each a “Preferred B Director” and collectively, the “Preferred B Directors”) for election as directors of the Corporation. Each of the Preferred B Directors shall be elected solely by the holders of the Series B Preferred Stock pursuant to the Certificate of Incorporation. Each Stockholder who is a holder of Series B Preferred Stock hereby agrees that at each meeting of stockholders (or written consent in lieu thereof) at or by which directors are to be elected, such Stockholder shall vote all of its Series B Preferred Stock to elect, as directors of the Corporation, the Preferred B Directors. Any vacancy caused by the death, resignation, removal or other cause of any Preferred B Director shall be filled by a replacement designated and elected in accordance with the provisions contained in this subsection (b) with a vote of the holders of a majority of the shares of Series B Preferred Stock, voting separately as a single class.

(c) For so long as the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock are entitled separately as a series to elect directors pursuant to the terms of the Certificate of Incorporation, the holders of a majority of the Series C Preferred Stock and the Series D Preferred Stock, voting together as if a single series or class, shall have the right to designate one (1) nominee (the “Preferred C Director”) for election as a director of the Corporation. The Preferred C Director shall be elected solely by the holders of Series C Preferred Stock and Series D Preferred Stock as provided in the Certificate of Incorporation. Each Stockholder who is a holder of Series C Preferred Stock or of Series D Preferred Stock hereby agrees that at each meeting of stockholders (or written consent in lieu thereof) at or by which directors are to be elected, such Stockholder shall vote all of its Preferred Stock to elect, as a director of the Corporation, the Preferred C Director. Any vacancy caused by the death, resignation, removal or other cause of any Preferred C Director shall be filled by a replacement designated and elected in accordance with the provisions contained in this subsection (c) with a vote of the holders of a majority of the shares of Series C Preferred Stock and Series D Preferred Stock, voting together as if a single series or class.

(d) For so long as a majority of the holders of the Common Stock are entitled separately as a class to elect directors pursuant to the terms of the Certificate of Incorporation, the holders of a majority of the Common Stock shall have the right to designate one (1) nominee (the “Common Director”) for election as a director of the Corporation. The Common Director shall be elected solely by the holders of a majority of the Common Stock pursuant to the Certificate of Incorporation. Each Stockholder who is a holder of Common Stock hereby agrees that at each meeting of Stockholders (or written consent in lieu thereof) at or by which directors are to be elected, such Stockholder shall vote all of its Stock to elect as, a director of the Corporation, the Common Director. Any vacancy caused by the death, resignation, removal or other cause of any Common Director shall be filled by a replacement designated and elected in accordance with the provisions contained in this subsection (d) with a vote of the holders of a majority of the Common Stock.

RUBICON TECHNOLOGY, INC.	-14-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

(e) For so long as the holders of the Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of the Series C Preferred Stock, and the holders of the Series D Preferred Stock are entitled together as a class to elect directors pursuant to the terms of the Certificate of Incorporation, a Majority of Each Series and the holders of a majority of the issued and outstanding shares of the Series A Preferred Stock shall have the right to designate two (2) nominees (each, an “Outside Director” and, collectively, the “Outside Directors”), who shall not be an employee or officer of the Corporation, for election as directors of the Corporation. Each Outside Director shall be elected solely by the holders of a Majority of Each Series and the holders of a majority of the issued and outstanding shares of the Series A Preferred Stock, voting separately as a series. Each Stockholder who is a holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock hereby agrees that at each meeting of stockholders (or written consent in lieu thereof) at or by which directors are to be elected, such Stockholder shall vote all of its Preferred Stock to elect the Outside Directors as directors of the Corporation. Any vacancy caused by the death, resignation, removal or other cause of an Outside Director shall be filled by a replacement designated and elected in accordance with the provisions contained in this subsection.

(f) The Corporation shall use its commercially reasonable efforts to cause the Stockholders to vote all of their Stock to elect, as directors of the Corporation, the Preferred A Director, the Preferred B Directors, the Preferred C Director, the Common Director and the Outside Directors in accordance with this Section 7.

7.2. Initial Board of Directors.

In accordance with the Certificate of Incorporation in effect as of the date hereof, the number of members of the Board of Directors shall be fixed at seven (7), and the members of the Board of Directors shall be the following Directors: (a) Donald Caldwell shall be the Preferred A Director; (b) Don N. Aquilano and Byron Denenberg, shall be the Preferred B Directors; (c) Glenn T. Rieger shall be the Preferred C Director; (d) Christopher J. Moffitt shall be the Common Director; and (d) Michael Mikolajczyk and Mitch Tyson shall be the Outside Directors.

7.3. Event of Non-Compliance.

Each Stockholder who or which beneficially owns shares of Series B Preferred Stock or Series C Preferred Stock as to which such Stockholder is entitled to vote or direct the vote severally agrees, (i) to cause such shares to be voted, or to execute or cause to be executed a written consent (or other applicable written instrument) with respect to such shares, upon the occurrence of an Event of Non-Compliance in accordance with Section 4.2.7(B) of Article FOURTH of the Certificate of Incorporation, for the election to the Board of Directors of such person or persons as shall be designated by the holders of a majority of the Series B Preferred Stock and Series C Preferred Stock, voting together on an as-converted, cumulative basis (the “Additional Directors”), and (ii) upon the cure of the Event of Non-Compliance (as defined in Section 4.2.8 of Article FOURTH of the Certificate of Incorporation), if curable, which triggered the election of the Additional Directors to the Board of Directors, (A) to take all actions reasonably available to cause the resignation of any Additional Directors, and (B) if necessary, to cause such shares to be voted, or to execute or cause to be executed a written consent (or other applicable written instrument) with respect to such shares, for the removal of any Additional Directors from the Board of Directors.

RUBICON TECHNOLOGY, INC.	-15-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

7.4. Compensation Committee.

The Corporation covenants and agrees that (i) the Board of Directors will continue to maintain a Compensation Committee (the “Compensation Committee”) to recommend for the Board of Directors’ approval compensation, the Corporation’s benefit plans, and general employee stock option plans; (ii) such Compensation Committee shall consist of three (3) Directors, of which one will be the Preferred A Director or the Preferred C Director (currently, as of the date of this Agreement, Don Caldwell), one will be a Preferred B Director (currently, as of the date of this Agreement, Byron Denenberg), and one will be one of the two Outside Directors (who shall initially be Mitch Tyson, subject to his formal nomination and appointment by the Board in accordance herewith); and (iii) decisions by the Compensation Committee shall be made by majority vote.

7.5. Audit Committee.

The Corporation covenants and agrees that promptly after the date hereof, the Board of Directors will establish an Audit Committee (the “Audit Committee”), which will be comprised of three Directors, of which one will be the Preferred A Director or the Preferred C Director, one will be a Preferred B Director; and one will be an Outside Director; provided that, notwithstanding the foregoing, each member shall be “disinterested” within the meaning of the Sarbanes-Oxley Act and, if any of the foregoing designated directors shall not meet such requirement, such director shall be disqualified to serve as a member of the Audit Committee and a replacement shall be designated by the Board of Directors.

7.6. Other Committees.

So long as there is a Preferred A Director or a Preferred C Director, a Preferred A Director or a Preferred C Director shall be a member of any Board committee established by the Corporation’s Board of Directors, other than the Management Committee. So long as there is a Preferred B Director, a Preferred B Director shall be a member of any Board committee established by the Corporation’s Board of Directors, other than the Management Committee.

8.	MISCELLANEOUS PROVISIONS

8.1. Notices.

Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by overnight courier or registered or certified mail, postage and charges prepaid, addressed to the Stockholder’s and/or Corporation’s address, as appropriate, which is set forth in the records of the Corporation. Except as otherwise provided herein, any such notice shall be deemed to be given two (2) business days after the date on which the same was deposited with an overnight courier service or in the United States mail, addressed and sent as aforesaid.

RUBICON TECHNOLOGY, INC.	-16-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

8.2. Application of Delaware Law.

This Agreement and its interpretation shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act.

8.3. Amendments.

Except as otherwise set forth herein, this Agreement may not be amended except in writing by the holders of: (a) greater than fifty percent (50%) of the shares of Common Stock then issued and outstanding; (b) greater than fifty percent (50%) of the shares of Series A Preferred Stock then issued and outstanding; (c) greater than fifty percent (50%) of the shares of Series B Preferred Stock then issued and outstanding (and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock); (d) greater than fifty percent (50%) of the shares of Series C Preferred stock then issued and outstanding (and the shares of Common Stock issuable upon conversion of the Series C Preferred Stock); and (e) greater than fifty percent (50%) of the shares of Series D Preferred Stock then issued and outstanding (and the shares of Common Stock issuable upon conversion of the Series D Preferred Stock).

8.4. Construction.

Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

8.5. Headings.

The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

8.6. Severability.

If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

8.7. Heirs, Successors and Assigns.

Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

8.8. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

RUBICON TECHNOLOGY, INC.	-17-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

8.9. Additional Holders.

The Corporation shall not issue any additional shares of Stock (including but not limited to upon exercise of options or other convertible securities) unless the recipient agrees to be a “Stockholder” hereunder (and in the case of any recipient of Preferred Stock, an “Investor” hereunder) and bound by the terms and provisions of this Agreement (to the extent not already a party to this Agreement). Such additional parties may be added hereunder by execution of an agreement to be bound hereby and without the necessity of amending this Agreement and upon execution thereof such additional parties shall receive all the rights and benefits of a Stockholder and, as the case may be, an Investor provided hereunder. The Corporation shall revise from time to time, as necessary, Schedule I hereto to reflect any additional parties and provide copies of such updated schedule to any Stockholder upon written request.

8.10. Legal Counsel.

The Corporation has engaged Gordon & Glickson LLC (“G&G”), as legal counsel to the Corporation. No legal counsel has been engaged by the Corporation to protect or otherwise represent the interests of the Stockholders. Each Stockholder: (a) approves G&G’s representation of the Corporation in the preparation of the Stockholders’ Agreement, which this Agreement amends and restates; (b) acknowledges that no legal counsel has been engaged by the Corporation to protect or otherwise represent the interests of the Stockholders, that G&G has not been engaged by any Stockholder to protect or represent the interests of such Stockholder vis-a-vis the Corporation or the preparation of the Stockholders’ Agreement or this Agreement, and that actual or potential conflicts of interest may exist among the Stockholders in connection with the preparation of the Stockholders’ Agreement or this Agreement (with the consequence that a Stockholder’s interests may not be vigorously represented unless such Stockholder engages its own legal counsel); and (c) acknowledges further that such Stockholder has been afforded the opportunity to engage and seek the advice of its own legal counsel before entering into the Stockholders’ Agreement or this Agreement, as applicable. In addition, each Stockholder: (i) acknowledges the possibility of a future conflict or dispute among Stockholders or between any Stockholder or Stockholders and the Corporation; (ii) agrees that G&G may represent the Corporation and/or any Stockholder, except that in the case of an Investor, only upon prior written approval of such Investor, in connection with any such conflict or dispute and, to the extent permitted under the Illinois Rules of Professional Conduct and any other applicable rules governing the professional conduct of attorneys (the “Professional Rules”), waives its right to object to such representation (including, without limitation, on the grounds of any actual or potential conflict of interests); and (iii) acknowledges the possibility that, pursuant to operation of the Professional Rules, G&G may be precluded from representing the Corporation and/or any Stockholder in connection with any such conflict or dispute (even if G&G has represented such Stockholder with regard to other matters). Nothing in this Section 8.10 shall preclude the Corporation from selecting different legal counsel to represent it at any time in the future.

8.11. Arbitration.

If the parties are unable to resolve any disagreement, dispute, controversy or claim that may arise out of the transactions contemplated by this Agreement, they shall resolve the disagreement or dispute as follows:

RUBICON TECHNOLOGY, INC.	-18-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

(a) Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, shall be settled by arbitration in Chicago, Illinois, or such other location agreed to by the parties in accordance with the Commercial Rules of Arbitration of the American Arbitration Association (“AAA”) then existing, pursuant to a written award with the findings of fact and conclusions of law (which award shall be consistent with this Agreement and applicable governmental authority) and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy; provided, that punitive damages may not be awarded in such arbitration. The arbitrator shall have the right to render equitable, as well as other awards and relief. Before submitting a list of potential arbitrators to the parties for their consideration, the AAA shall consult with each party to discuss the applicable qualifications of the proposed arbitrators. Unless the parties agree in writing otherwise, the AAA shall select a single arbitrator. Each arbitrator shall be a currently licensed lawyer in the United States of America with at least twenty years experience in practicing general corporate law in the United States.

(b) The provisions of this Section 8.11 shall not be construed to prevent any party hereto from instituting proceedings at law or in equity where a party makes a good faith determination that a temporary restraining order or other immediate and/or permanent injunctive relief is the only adequate remedy.

(c) The dispute resolution procedures set forth in this Section 8.11 shall survive the termination of this Agreement.

[END OF AGREEMENT]

RUBICON TECHNOLOGY, INC.	-19-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below as of the Effective Date.

[IN ADDITION TO THOSE SIGNATURES BELOW, REFER TO THAT CERTAIN SERIES D OFFERING OMNIBUS AMENDMENT, WAIVER AND AUTHORIZATION, DATED AS OF JUNE 28, 2005 FOR CERTAIN SIGNATURES OF THE PARTIES TO THIS AGREEMENT]

/s/ Nicholas A Cameron
Nicholas A Cameron

/s/ Mary Joan Doyle-Carson
Mary Joan Doyle-Carson

/s/ Edd H. Hyde
Edd H. Hyde

/s/ Frederick W. Kyle
Frederick W. Kyle

/s/ Charles T. Lee
Charles T. Lee

/s/ Daniel J. Phelan
Daniel J. Phelan

/s/ Dickinson M. Smith
Dickinson M. Smith

/s/ James G. Stewart
James G. Stewart

/s/ C. Ian Sym-Smith
C. Ian Sym-Smith

/s/ Samuel J. Talucci
Samuel J. Talucci

/s/ Wilson H. Taylor
Wilson H. Taylor

RUBICON TECHNOLOGY, INC.	-20-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below as of the Effective Date.

Wilson Capital Partners LLC

By:	/s/ Lawrence Wilson
Name:	Lawrence Wilson
Title:	Manager

RUBICON TECHNOLOGY, INC.	-21-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below as of the Effective Date.

/s/ James Brissenden
James Brissenden

/s/ Gordon Hunter
Gordon Hunter

/s/ Mitch Tyson
Mitch Tyson

RUBICON TECHNOLOGY, INC.	-22-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

SCHEDULE I

HOLDERS OF COMMON STOCK
Filix Mogilevsky Irrevocable Trust
Gwendolyn C. Santos Irrevocable Trust
Hackett, Larry
Jane Mogilevsky Irrevocable Trust
Jeanine C. Almoro Irrevocable Trust
Kellyn S. Carlos Irrevocable Trust
Kenneth S. Carlos Irrevocable Trust
Kristine S. Carlos Irrevocable Trust
Langdon, Robert
Leonard Emil S. Ramos Irrevocable Trust
Marianne B. Sumagaysay Irrevocable Trust
Marte S. Constantino Irrevocable Trust
Merwin B. Sumagaysay Irrevocable Trust
Moffitt, Christopher J.
Mogilevsky, Radion
Nekich, Daniel
Northport Capital, LLC
Oizumi, Masao
Ornelas-Diaz, Fernando
Oudodova, Anna
Rachelle S. Pastor Irrevocable Trust
Radion Mogilevsky as Custodian for Casey Mogilevsky under the Illinois Uniform Transfers to Minors Act
Rylance, Bruce
Sliwa, Larry
Stamatova, Petranka

HOLDERS OF PREFERRED STOCK
Adams, Harkness & Hill Entrepreneur’s Fund, LP
Adams, Harkness & Hill Technology Ventures 1A, LP +
Adams, Harkness & Hill Technology Ventures, LP
Anthony Abbattista 2000 Declaration of Trust
Baker, Arthur
Baker, Robert
Bergstein, Melvyn E.
Brej, Julie
Brissenden, James
Ciral, Shevlin J.
Connolly, Michael
Cross Atlantic Technology Fund II, LP
Cross Atlantic Technology Fund, L.P.
Davis, DeForest
DeCuyper, Michael
Gazelle Co-Investment Fund, L.P.
Gazelle TechVentures Fund, L.P.
Gleason, John S.

RUBICON TECHNOLOGY, INC.	-23-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

HOLDERS OF PREFERRED STOCK
Gordon & Glickson LLC
Gutstein, Adam J.
Hunter, Gordon
KB Partners Affiliates Fund II, L.P.
KB Partners Venture Fund II, L.P.
Matsamura, Alan
Mikolajczyk, Michael E.
Mitchell, Stephen C.
Moffitt, Christopher J.
Mogilevsky, Radion
Nekich, Daniel
Pasquesi, L. Robert
River Cities Capital Fund II, Limited Partnership
River Cities SBIC III, L.P.
Rylance, Bruce
Siefertson, Mark E. and Debbie L.
The Co-Investment 2000 Fund, L.P.
Tyson, Mitch
VanErmen, Steven R.
Weakland, Thomas
Nicholas A Cameron
Mary Joan Doyle-Carson
Edd H. Hyde
Frederick W. Kyle
Charles T. Lee
Daniel J. Phelan
Dickinson M. Smith
James G. Stewart
C. Ian Sym-Smith
Samuel J. Talucci
Wilson H. Taylor
Wilson Capital Partners LLC

RUBICON TECHNOLOGY, INC.	-24-	THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT